Exhibit 99.1

BTU International Reports Third Quarter 2010 Results

Solar growing; electronics assembly strong

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--November 2, 2010--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets, today announced its financial results for the third quarter ended on October 3, 2010.

Third quarter net sales were $19.0 million, up 5.4 percent compared to $18.0 million in the preceding quarter, and up 53.2 percent compared to $12.4 million for the same quarter a year ago. The third quarter of 2010 reached break-even, compared to a net income of $0.3 million, or a net income of $0.03 per diluted share, in the preceding quarter, and compared to a net loss of $2.6 million, or a loss of $0.29 per diluted share, in the third quarter of 2009.

Net sales for the first nine months of 2010 were $54.2 million, up 64.2 percent compared to $33.0 million for the first nine months of 2009. Net loss for the nine months ended October 3, 2010 was $0.1 million, or a loss of $0.01 per diluted share, compared to a net loss of $10.7 million, or a loss of $1.16 per diluted share, for the first nine months of 2009.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “Net sales growth in the third quarter reflected the on-going strength of our electronics business. Our operating profit of $0.8 million in the third quarter was driven by increased factory utilization.

“We have strong customer response and orders for our next generation metallization systems used in the manufacturing of solar cells and expect to build on the early successes of our in-line diffusion systems.

Outlook

“We expect our fourth quarter revenues to be in the $25 to $27 million range, driven by the first shipments of in-line diffusion systems which are part of the order we announced at the end of June. Margins in the fourth quarter are expected to be somewhat lower due to the startup cost for the production of new solar equipment. We expect, however, that our results will show solid profitability in the fourth quarter," concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the fourth quarter and year 2010, in a conference call to be held today, November 2, at 5:00 p.m. Eastern Daylight Savings Time. The dial-in number to participate in the conference call is (877) 303-9139. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through November 16, 2010, and can be accessed at this website or by phone at (800) 642-1687, pass code 95128888.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment to the alternative energy and electronics assembly markets. BTU’s equipment and expertise are used in the manufacturing of solar cells and nuclear fuel as well as the production of printed circuit board assemblies and semiconductor packaging. BTU has design and manufacturing operations in North Billerica, Massachusetts and Shanghai, China, with direct sales and service worldwide. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's future revenues, margins and profitability results in the fourth quarter. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the acceptance of new products, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2009. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of November 2, 2010, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	October 3, 2010	September 27, 2009	October 3, 2010	September 27, 2009

Net sales	$19,011	$12,409	$54,235	$33,023
Costs of goods sold	10,845	8,548	31,281	24,093

Gross profit	8,166	3,861	22,954	8,930

Operating expenses:

Selling, general and administrative	5,758	4,697	16,533	13,397
Research, development and engineering	1,618	1,411	4,813	5,286

Operating income (loss)	790	(2,247)	1,608	(9,753)

Interest income (expense), net	(134)	(138)	(404)	(290)
Other income (expense), net	(119)	3	(4)	(198)

Income (loss) before provision for income taxes	537	(2,382)	1,200	(10,241)

Provision for income taxes	557	238	1,258	419

Net loss	$(20)	$(2,620)	$(58)	$(10,660)

Loss per share:
Basic	$(0.00)	$(0.29)	$(0.01)	$(1.16)
Diluted	$(0.00)	$(0.29)	$(0.01)	$(1.16)

Weighted average number of shares outstanding:
Basic shares	9,285,002	9,194,502	9,269,047	9,222,723
Effect of dilutive options	-	-	-	-

Diluted shares	9,285,002	9,194,502	9,269,047	9,222,723

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	October 3,	December 31,
Assets	2010	2009

Current assets
Cash and cash equivalents	$21,813	$25,397
Accounts receivable	17,635	10,333
Inventories	17,493	14,533
Other current assets	1,058	1,283

Total current assets	57,999	51,546

Property, plant and equipment, net	5,917	6,332

Other assets, net	617	916

Total assets	$64,533	$58,794

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$325	$310
Trade accounts payable	9,196	5,527
Other current liabilities	9,663	8,577

Total current liabilities	19,184	14,414

Long-term debt, less current portion	8,446	8,687

Total liabilities	27,630	23,101

Total stockholders' equity	36,903	35,693

Total liabilities and stockholders' equity	$64,533	$58,794

BTU E

CONTACT:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer
or
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel